Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 1, 2022, and each included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-232263) of Stone Ridge Residential Real Estate Income Fund I, Inc. (the “Registration Statement”).

We also consent to the to the use of our report dated February 28, 2022 with respect to the financial statements of Stone Ridge Residential Real Estate Income Fund I, Inc. as of December 31, 2021, in the Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 28, 2022